Exhibit 99.1

JOINT FILING AGREEMENT

We, the signatories of the Statement on Schedule 13G to which this Joint Filing Agreement is attached, hereby agree that such statement is, and any amendments thereto filed by any of us will be, filed on behalf of each of us pursuant to and in accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Date: February 14, 2014	BROOKFIELD ASSET MANAGEMENT INC.

	By:	/s/ A. J. Silber
Name: A. J. Silber
Title: Vice President, Legal Affairs
PARTNERS LIMITED

	By:	/s/ Derek Gorgi
Name: Derek Gorgi
Title: Assistant Secretary
BROOKFIELD RENEWABLE POWER INC.

	By:	/s/ Josée Guibord
Name: Josée Guibord
Title: Assistant Secretary